As filed with the Securities and Exchange Commission on April 28, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. Plastic Lumber Corp.

(Exact name of Registrant as specified in its charter)

Nevada	87-0404343

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

2300 W. Glades Road, Suite 400 W
Boca Raton, Florida 33431
Telephone (561) 394-3511
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce C. Rosetto
Vice President, General Counsel and Secretary
U.S. Plastic Lumber Corp.
2300 Glades Road, Suite 400 W
Boca Raton, Florida 33431
Telephone (561) 394-3511
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per unit	offering price	registration fee

Common Stock, par value $.0001 per share, issuable upon conversion of debentures	3,707,405 (1)	$.22 (2)	$815,629	$66.07

(1)	Includes shares issuable upon exercise of warrants to purchase 500,000 shares of U.S. Plastic Lumber Corp’s common stock and 2,957,405 shares issuable upon the conversion of debentures owned by Halifax Fund, L.P. of which shares may be offered from time to time arising from the 10% Convertible Subordinated Debenture dated September 24, 2002. The Registration Rights Agreement and Warrant Agreements requires registering one and one half times the number of shares specified by the warrants.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May __, 2003

PROSPECTUS

U.S. PLASTIC LUMBER CORP.

3,707,405 SHARES OF COMMON STOCK

     Halifax Fund, L.P. is using this prospectus to offer and sell 3,707,405 shares of U.S. Plastic Lumber Corp. common stock. 3,707,405 of the shares of common stock being sold by Halifax Fund, L.P. are issuable upon the conversion of the 10% convertible subordinated debenture which were issued to Halifax Fund, L.P. on September 24, 2002 as well as the resale by Halifax of the shares to be issued to it upon the exercise of its June 15, 2001 and August 16, 2001 warrants. The Halifax Fund, L.P. is referred to as Halifax or the selling shareholder in this prospectus.

     Prospective purchasers should carefully consider “Risk Factors” beginning on page 3 of this prospectus.

     The selling shareholder may sell their U.S. Plastic Lumber common stock in one or more transactions on the Nasdaq Stock Market at market prices prevailing at the time of sale or in private transactions at negotiated prices or via any other method permitted under this Prospectus or the “Plan of Distribution.”

     Our common stock is quoted on the NASDAQ Small Cap Market under the symbol “USPL.” On April 25, 2003, the last reported sale price for our common stock as reported on the Nasdaq Small Cap Market was $.22 per share.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2003.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
EX-5.1 OPINION OF ROSETTO & ASSOCIATES, LLC
EX-23.1 CONSENT OF BDO SEIDMAN, LLP
EX-23.2 CONSENT OF KPMG LLP

     You should rely only on the information incorporated by reference or provided in this prospectus. U.S. Plastic Lumber has not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of their shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

U.S. Plastic Lumber Corp.

     We are engaged in the manufacturing of recycled plastic lumber and other products. Our plastic lumber customers are primarily located throughout the United States, although approximately 10% of our sales are international. We are the largest manufacturer of alternative lumber made from recycled HDPE in the United States. We have manufacturing plants in Chicago, Illinois, Ocala, Florida and Denver, Colorado. Our current business strategy is to build our existing lines of business through internal growth. As used in this prospectus, the terms “we”, “us”, “our” and “U.S. Plastic Lumber” mean U.S. Plastic Lumber Corp. and its subsidiaries.

     We are a Nevada corporation originally incorporated in 1992. Our principal executive offices are located at 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431 and our telephone number is (561) 394-3511.

The Halifax Transaction

On September 26, 2002, we entered into the Exchange and Repurchase Agreement with Halifax Fund L.P. (“Halifax”), dated as of September 24, 2002. Pursuant to the Exchange and Repurchase Agreement, we (i) issued to Halifax a 10% Convertible Subordinated Debenture (the “Subordinated Debenture”) with a principal amount of $2,831,558, and a 10% Subordinated Note (the “Subordinated Note”) with a principal amount of $5.6 million in exchange for Halifax’s, 5% Convertible Debenture and accrued interest, default charges, fees and penalties thereon (the “2000 Debenture”) and (ii) repurchased Halifax’s 18% Debenture and accrued interest, default charges, fees and penalties thereon (the “2001 Debenture”) and 285,714 shares of Series D Preferred Stock and accrued dividends, default charges, fees and penalties thereon (the “Preferred Stock”) for a purchase price of $2.5 million (the “Exchange and Repurchase Transaction”). As of September 24, 2002, the principal amount, accrued interest, default charges, fees and penalties on the 2000 Debenture and 2001 Debenture were $5,571,000 and $5,868,000, respectively, net of discounts. As of September 24, 2002, the accrued dividends on the Preferred Stock were $217,000 and there were no default charges, fees or penalties on the Preferred Stock.

Each of the Subordinated Debenture and the Subordinated Note is due March 24, 2006. During the first two years, the interest on both the Subordinated Debenture and Subordinated Note may be paid in kind by increasing the principal amount by an amount equal to the accrued interest not paid in cash. During the remaining term, the interest on both the Subordinated Debenture and Subordinated Note must be paid in cash. The Subordinated Debenture is initially convertible into shares of our common stock in the following manner: one-third of the principal amount is convertible at $0.75 per share, one-third is convertible at $1.00 per share and one-third is convertible at $1.25 per share, subject to adjustment due to stock splits, a reclassification of our common stock, common stock issuances, or certain distributions to our existing shareholders.

As part of the Exchange and Repurchase Transaction, Halifax and we terminated (i) the debenture purchase agreements and the registration rights agreements related to the 2000 Debenture and the 2001 Debenture, (ii) the 2000 Debenture, (iii) the 2001 Debenture, and (iv) the Preferred Stock (collectively, the “Existing Instruments”). Each party also entered into releases which released the other party from any liabilities in connection with the Existing Instruments.

In connection with the Exchange and Repurchase Transaction, we entered into the following agreements with Halifax, dated as of September 24, 2002: the Restated Security Agreement, the Registration Rights Agreement, the Termination Agreement and the Waiver and Release Agreement, and our subsidiaries executed the Subsidiary Guarantee.

The Restated Security Agreement by and among us, our subsidiaries and Halifax, amended and restated the Security Agreement dated as of July 15, 2001, so that (i) the security interest granted under the Security Agreement no longer secures our obligations under the 2000 Debenture, the 2001 Debenture and Preferred Stock, but instead secures our obligations under, among other things, the Subordinated Debenture, the Subordinated Note and our subsidiaries’ obligations under the Subsidiary Guarantee.

Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to register under the Securities Act of 1933, as amended, the resale by Halifax of the shares to be issued to it upon the exercise of its June 15, 2001 and August 16, 2001 warrants, as well as shares issuable upon the conversion of the Subordinated Debenture (“Registrable Securities”). The Registration Rights Agreement requires that we register one and a half times the number of shares shown on the face amount of the Warrant Agreements. Under the Registration Rights Agreement, we must file a registration statement covering Registrable Securities with the SEC on or before the earliest to occur of (i) the 15th day following the date on which we become eligible to file a registration statement on Form S-3, (ii) the 30th day following our determination or acknowledgment that Halifax, or any affiliate of Halifax, is our affiliate, and (iii) April 15, 2003. We must have the Registration Statement declared effective within 90 days from filing the Registration Statement (120 days if notified by the SEC that they intend to do a full review of the Registration Statement), otherwise we are subject to penalties as described below. The Registration Rights Agreement contains penalties in case of, among other things, our failure to comply with the registration provisions and to maintain the listing of our common stock on the Nasdaq SmallCap Market or the OTC Bulletin Board. In the event the Registration Statement is not declared effective within the time period prescribed above, then we shall pay in cash to each Holder a default payment at a rate (the “Default Payment Rate”) equal to two and one half percent (2.5%) of an amount determined by multiplying (x) the number of Registrable Securities issuable or issued and then held by such Holder (such number of issuable securities to be calculated without regard to any limitation on the exercise or conversion of the Warrants or any Convertible Securities) by (y) the Market Price for the Common Stock on the date such Interfering Event first occurs (the product of (x) and (y) being referred to herein as the “Aggregate Market Value”), for each 30-day period (or portion thereof) during the period from and after the last day of either such 90-day period (or 120-day period, as provided above) until such Registration Statement or amendment thereto has been declared effective.

Pursuant to the Registration Rights Agreement, we are hereby registering the Registrable Securities.

The Offering

Securities offered by the selling shareholder	3,707,405 shares of our common stock

Offering Price	Determined at the time of sale by the selling shareholder.

Use of Proceeds	We will not receive any proceeds from sales by the selling shareholder.

Risk Factors	The common stock offered by the selling shareholder involves a high degree of risk and immediate substantial dilution and should not be purchased if you cannot afford the loss of your entire investment. Before purchasing any securities offered, you should review carefully and consider all information contained in this prospectus, particularly the items set forth under “Risk Factors.”

RISK FACTORS

     In considering whether to acquire our common stock, you should consider carefully the risks associated with the ownership of our common stock. These risks are described in detail below. You should consider carefully these risk factors, together with all of the other information in this prospectus and the documents we have incorporated by reference in the section “Where You Can Find More Information,” before you decide to purchase shares of our common stock.

We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

     We incurred operating losses during much of our history. Our accumulated deficit totaled approximately $77.0 million as of December 31, 2002. We reported operating losses from continuing operations in 2002, 2001, and 2000 of $9.2 million, $25.5 million, and $14.7 million, respectively, inclusive of restructuring and asset impairment charges of $0.5 million, $11.5 million, and $3.2 million, respectively. We also incurred losses from continuing operations of $16.4 million for fiscal 2002, $38.5 million for fiscal 2001, and $17.5 million for fiscal 2000.

     If we are not able to achieve profitability, which will depend largely on our ability to substantially increase sales, reduce fixed and variable operating costs, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted.

Our inability to obtain financing in adequate amounts and on acceptable terms necessary to operate our business or repay our debt obligations could negatively impact our business, financial condition and liquidity.

     Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing and product distribution capabilities. Although we retired a substantial portion of our outstanding indebtedness in 2002, primarily as a result of the sale of our environmental recycling and remediation business, Clean Earth, Inc., (“Clean Earth”), and received a new credit facility from Guaranty Business Credit Corporation, there can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan, and we may need to seek additional external debt and/or equity financing to fund our operations in 2003 and beyond.

     If we are unable to obtain additional capital on terms that are acceptable to us, it will negatively impact our business, financial condition and liquidity.

Our inability to comply with the covenants contained in our debt agreements in 2003 could have a material adverse impact on our business.

     Our new credit facility with GBCC and the Master Credit facility with GE Capital Corporation (the “GE Agreement”) both contain significant financial covenants, including but not limited to the requirement to achieve specified levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is measured periodically throughout the term of these agreements. Because of our history of operating losses, we cannot assure you that we will be able to comply with these financial covenants. Although we did not comply with the January, February and March 2003 EBITDA covenant under the credit facility with GBCC, to date the lender has not taken any action against us. We also anticipate being out of compliance with the EBITDA covenants of the GE Agreement upon the completion and issuance of our first quarter financial statements.

     Pursuant to our GE Agreement, we are obligated to exercise an option to purchase the Chicago property underlying the manufacturing facility of the Company by May 1, 2003. If we are unable to exercise the option by said timeframe, this will be a default under the GE Agreement.

     If we are unable to maintain compliance with the financial covenants in our debt agreements we may be required to significantly curtail our operations and it would have a material adverse impact on our liquidity and financial condition.

The lack of liquidity of the Company raises substantial doubt about our ability to continue as a going concern.

     We continue to suffer from lack of sufficient liquidity, and therefore, we may not have the financial resources to repay our debt obligations as they become due. As noted in the immediately preceding Risk Factor, we have not been in compliance with certain financial covenants of our credit agreement. These conditions raise substantial doubt about our ability to continue as a going concern.

If our common stock is delisted from the Nasdaq SmallCap Market, your ability to resell your shares would be reduced and the market price of the shares could decrease.

     We previously reported in a current report on Form 8-K that in May 2002, we were notified by Nasdaq that we did not meet the Nasdaq maintenance criteria for continued listing due to the decline in our stock price and that our common stock would be delisted on May 24, 2002. We filed an application with Nasdaq to transfer our securities to The Nasdaq SmallCap Market, and the initiation of the delisting proceedings was stayed pending Nasdaq’s review of our application. On June 21, 2002, we were notified by Nasdaq that our application for listing on The Nasdaq SmallCap Market was approved and effective June 25, 2002, our common stock began trading on The Nasdaq SmallCap Market. As a result of the listing on The Nasdaq SmallCap Market, we had until August 13, 2002 to regain compliance with the $1.00 minimum bid price requirement.

     By a letter, dated August 14, 2002, Nasdaq notified us that we had failed to regain compliance with the $1.00 minimum bid price requirement. However, we meet certain other initial listing requirements for The Nasdaq SmallCap Market, including the $5.0 million stockholder’s equity requirement, we were provided an additional 180 calendar days, or until February 10, 2003, to regain compliance with the $1.00 minimum bid price requirement. Although we were unable to meet this bid price requirement by February 10, 2003, our common stock has not yet been delisted from The Nasdaq SmallCap Market. On March 19, 2003 we were notified by Nasdaq that they were providing us an additional 90 days, or until May 12, 2003, to regain compliance with the $1.00 minimum bid requirement, citing the same criterion as the August 14, 2002 letter. The Board of Directors of Nasdaq has proposed extending the minimum bid price compliance periods from 180 days to 540 days. If approved by the Securities and Exchange Commission (“SEC”), the proposal will allow issuers that meet heightened financial requirements to benefit from extended compliance periods for satisfying minimum bid price requirements. If approved by the SEC, this may enable our Company to remain listed on the Nasdaq SmallCap Market.

     If we are delisted, we would likely lose some of the market makers making a market in our stock, as well as coverage by our existing analysts, which would reduce your ability to resell our shares. Further, our efforts to seek new analyst coverage would be significantly impaired and the market price for shares of our common stock could decrease.

The failure of our plastic lumber products to perform over their warranty periods, which for some products may be as long as 50 years, could result in decreases in our operating income and stock price.

     Our plastic lumber products are fairly new, have not been on the market for long periods of time, and may be used in applications for which we may have no knowledge or limited experience. Our plastic lumber products may be used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. During fiscal 2000, our gross profit declined primarily due to returns of a product by a major customer. Although we believe we have addressed the issues that resulted in these returns and have established an accrued liability that we believe is sufficient to handle product warranty and liability issues, based upon our historical experience to date, there can be no assurance that our current accrual will be sufficient. If our products fail to perform over the extended warranty periods, which for some products on a limited basis are as long as 50 years, we may not have the ability to adequately protect ourselves against this potential liability, which could reduce our operating income and our stock price.

If we are unable to attract and keep employees with the requisite levels of expertise, it could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

     Our business requires a significant amount of expertise in a wide variety of functions. We may not be able to maintain employees with the requisite levels of expertise or to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

Several of our directors, officers, and employees are affiliated with entities which are significant stockholders of ours, which could result in a conflict of interest.

     Several of our directors, officers, and employees are affiliated with entities that have a substantial equity interest in us. See “Transactions with Related and Certain Other Parties.” When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Agreements related to monies provided by some of those entities may not have been the result of arm’s-length negotiations and may include terms and conditions that may be less favorable to us than terms contained in similar agreements negotiated with third parties.

If we are unable to successfully implement our growth strategy, our business may suffer which could result in a decrease in our stock price.

     The success of our growth strategy depends on our ability to continue to increase profit margins by increasing revenues and decreasing operating costs through:

•	Reduced costs of operations;

•	Increased consumer acceptance of alternative wood products;

•	An increased distribution network;

•	Increased sales; and

•	Ability to finance growth.

     Our ability to implement this strategy will depend in large part on whether we are able to:

•	Obtain adequate financing on favorable terms to fund this growth strategy;

•	Develop and expand our customer base;

•	Hire, train, and retain skilled employees;

•	Strengthen brand identity and successfully implement our marketing campaigns;

•	Continue to expand in the face of increasing competition;

•	Continue to negotiate our supply contracts and sales agreements on terms that increase or maintain our current profit margins; and

•	Create sufficient demand for plastic lumber and other products.

     Our inability to implement any or all of these strategies could result in an increase in our losses and our stock price could decrease.

As a result of our acquisition or lease of real estate, we may become liable for the remediation and/or removal of hazardous or toxic substances from that real estate which could result in a decrease in our operating income and stock price.

     From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state, or local environmental laws, ordinances, and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at properties we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation, or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate a property, may adversely affect our ability to sell or rent a property or to borrow using a property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties, which could result in a decline in our stock price.

The seasonal nature of our business could hurt our revenues, which could result in a decrease in our stock price.

     Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our stock price could decrease.

Because our plastic lumber products are relatively new, we may encounter resistance from prospective customers which could result in decreased revenues and a decline in our stock price.

     The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new. A general reluctance exists in the construction industry to use new products before they have been extensively tested, particularly in segments of the construction industry that have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

If we are not able to obtain our raw materials at commercially reasonable terms, our earnings may be reduced which could result in a decrease in our stock price.

     The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. The unavailability, scarcity, or increased cost of these raw materials could affect our profitability. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could reduce our earnings and result in a decrease in our stock price.

If we are unable to develop new technologies, we may not be able to compete effectively, our business could suffer and our stock price could decrease.

     Our products and services involve newly developing technologies and we may be unable to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. The public is unaware of these newly developing products and services generally, or as alternatives to more traditional and well- established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain appropriate levels of know-how and technical expertise. Our failure to develop new technologies could have an adverse effect on our ability to compete and our business could suffer causing a decrease in our stock price.

A lack of uniform standards exists in the plastic lumber industry in which we operate that could restrict the growth of plastic lumber products and limit the market for these products, which could result in decreased revenues and a decline in our stock price.

     The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of these standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of these building materials reluctant to use them and result in decreased revenues and a decline in our stock price.

Because the industries in which we operate are subject to extensive regulation, the cost of complying with those regulations, or the liability for not complying, could become substantial which could reduce our revenues and result in a decrease in our stock price.

     Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation, and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are subject to change and could become more stringent in the future. Although state and federal legislation currently provide for procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health, and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

Because we rely significantly on our trade secrets, our inability to protect these trade secrets could result in reduced revenues and a decrease in our stock price.

     Our businesses involve many proprietary trade secrets, including methods, processes, and equipment designs for which we have not sought patent protection. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. If our trade secrets are disclosed or if our competitors independently develop comparable or superior technology, our revenues and stock price could decline.

     We have obtained licensing rights with respect to patent technology related to manufacturing railroad crossties and structural lumber, but we may be unable to maintain those rights for any length of time. We will seek protection against known infringement of our patents, but our efforts may be unsuccessful. Additionally, our patents may not adequately protect us from similar technology being developed with different formulations or from use of our technology in countries in which we do not have patent protection.

The occurrence of an event not fully covered by insurance could reduce our operating income or our revenues which could result in a decrease in our stock price.

     Our business could be disrupted by a variety of occurrences, including:

•	Terrorist activities or military responses;

•	Fires, explosions, or blowouts;

•	Environmental hazards;

•	Hurricanes, floods, fires, or other acts of God; or

•	Product liability occurrences.

Any of these occurrences could result in substantial losses due to:

•	Injury;

•	Loss of life;

•	Severe damage;

•	Clean-up responsibilities;

•	Regulatory investigation; or

•	Penalties and suspension of operations.

     We maintain insurance coverage against some, but not all, potential risks, however, our insurance may not be adequate to cover all losses or exposure for liability or continue to be available at premium levels that justify its purchase, or continue to be available at all. If an event occurs which is not fully covered by insurance, our revenues and stock price could be reduced.

A substantial increase in interest rates could increase our cost of funds, reduce our operating income, and result in a decrease in our stock price.

     A substantial portion of our outstanding indebtedness is at variable interest rates. We currently do not engage in any hedging activities with respect to our interest rate risk. Because of our variable rate debt, interest expense will increase by approximately $175,000 for each 1% increase in interest rates. As a result, a substantial increase in interest rates could increase our cost of borrowed money, which could reduce our cash flow and earnings and result in a decrease in stock price.

We may be unable to compete effectively in the industry in which we operate which would reduce our revenues and our stock price.

     Our business operates in highly competitive industries. For example, our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product. We compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for some of the applications, as well as appealing to the environmental consciousness of consumers.

Sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds necessary to continue as a going concern and to grow our business in new stock offerings.

     There were 64,427,416 shares of our common stock outstanding as of December 31, 2002 and 64,429,216 shares of our common stock outstanding as of March 31, 2003. In addition, we will issue common stock in connection with our outstanding convertible debt and convertible securities or in other transactions. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. The sale by selling stockholders of significant amounts of shares at any given time could cause the trading price of our common stock to decline.

Anti-takeover provisions may make it more difficult for a third party to acquire control of us, could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold.

     “Anti-takeover” provisions contained in Nevada law and in our articles of incorporation, bylaws, and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold. These anti-takeover provisions include the following:

•	Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without stockholder approval. Any preferred stock could have rights, preferences, and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

•	Our bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered three-year term.

•	Our employee stock option plan provides that options to purchase our common stock will immediately become exercisable upon a change in control.

We have filed litigation against Clean Earth, Inc. and CEI Holding Corporation relative to approximately $4,000,000 in alleged adjustments to the purchase price arising from the Clean Earth sale.

The purchase price remains subject to various adjustments set forth in the Purchase Agreement based upon a final audited closing date balance sheet that was delivered after the Closing if the adjusted long-term debt and adjusted working capital set forth on the final audited closing date balance sheet differ from the amounts of such items set forth on the estimated closing date balance sheet, upon which adjustments to the cash portion of the purchase price at the Closing were based.

A dispute has arisen between the parties regarding the final audited closing date balance sheet as the Purchaser and Clean Earth have sought a purchase price adjustment in the amount of approximately $4,000,000 to the purchase price due to various closing adjustments. We filed litigation against the Purchaser and Clean Earth on January 2, 2003, in a case entitled U.S. Plastic Lumber Corp. v. CEI Holding Corporation and Clean Earth, Inc., in the United States District Court for the District of Delaware, Civil Action No. 03-0001, alleging that the audit process had been subverted through fraud as it related to certain adjustments and entries claimed by the Purchaser and Clean Earth. If we are unsuccessful in our litigation, the purchase price received at Closing of the Clean Earth sale could be reduced by up to $4,000,000, including the loss of the $1,000,000 in cash escrow, a reduction of the principal amount of the Junior Preferred Stock or reimbursement in the form of cash to Clean Earth equal to the amount of the adjustment in the purchase price.

The sale of the shares registered in this offering could cause our stock price to decline.

     All shares registered in this offering will be freely tradable. The sale by the selling shareholder of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.

FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus may contain “forward-looking statements”. Forward-looking statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including but not limited to the risks which are described in detail under “Risk Factors” and elsewhere in this prospectus. When considering these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C., 20549 and at the SEC’s regional offices in Illinois and New York. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). You may also inspect our SEC filings and other information concerning U.S. Plastic Lumber Corp. at the offices the Nasdaq Stock Market, 1735 K Street, NW, Washington, D.C. 20006-1500.

     We have filed a registration statement on Form S-3 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement on Form S-3 and constitutes a prospectus of U.S. Plastic Lumber. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement on Form S-3 or the exhibits to the registration statement on Form S-3.

     The SEC also allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

     This prospectus incorporates by reference important business and financial information about U.S. Plastic Lumber Corp. that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to the Secretary, U.S. Plastic Lumber Corp., 2300 Glades Road, Suite 440W, Boca Raton, Florida 33431, and telephone requests may be directed to the Secretary at (561) 394-3511.

     We incorporate by reference the documents listed below which we previously filed with the SEC:

SEC Filing	Period or Date

Annual Report on Form 10K	December 31, 2002
Definitive Proxy Statement on Schedule 14A for May 28, 2003 meeting	April 14, 2003
Current Report on Form 8-K	April 2, 2003

     All documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until this offering is completed will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder except that we will receive proceeds upon Halifax Fund, L.P.’s exercise of its warrant to purchase our common stock. The proceeds received by us on the exercise of the warrants will be used for general working capital purposes. We are registering the shares for sale to provide the selling shareholder with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholder.

SELLING SHAREHOLDER

     On September 26, 2002, we entered into the Exchange and Repurchase Agreement with Halifax Fund L.P. (“Halifax”), dated as of September 24, 2002. Pursuant to the Exchange and Repurchase Agreement, we (i) issued to Halifax a 10% Convertible Subordinated Debenture (the “Subordinated Debenture”) with a principal amount of $2,831,558, and a 10% Subordinated Note (the “Subordinated Note”) with a principal amount of $5.6 million in exchange for Halifax’s, 5% Convertible Debenture and accrued interest, default charges, fees and penalties thereon (the “2000 Debenture”) and (ii) repurchased Halifax’s 18% Debenture and accrued interest, default charges, fees and penalties thereon (the “2001 Debenture”) and 285,714 shares of Series D Preferred Stock and accrued dividends, default charges, fees and penalties thereon (the “Preferred Stock”) for a purchase price of $2.5 million (the “Exchange and Repurchase Transaction”). As of September 24, 2002, the principal amount, accrued interest, default charges, fees and penalties on the 2000 Debenture and 2001 Debenture were $5,571,000 and $5,868,000, respectively, net of discounts. As of September 24, 2002, the accrued dividends on the Preferred Stock were $217,000 and there were no default charges, fees or penalties on the Preferred Stock.

     Each of the Subordinated Debenture and the Subordinated Note is due March 24, 2006. During the first two years, the interest on both the Subordinated Debenture and Subordinated Note may be paid in kind by increasing the principal amount by an amount equal to the accrued interest not paid in cash. During the remaining term, the interest on both the Subordinated Debenture and Subordinated Note must be paid in cash. The Subordinated Debenture is initially convertible into shares of our common stock in the following manner: one-third of the principal amount is convertible at $0.75 per share, one-third is convertible at $1.00 per share and one-third is convertible at $1.25 per share, subject to adjustment due to stock splits, a reclassification of our common stock, common stock issuances, or certain distributions to our existing shareholders.

     As part of the Exchange and Repurchase Transaction, Halifax and we terminated (i) the debenture purchase agreements and the registration rights agreements related to the 2000 Debenture and the 2001 Debenture, (ii) the 2000 Debenture, (iii) the 2001 Debenture, and (iv) the Preferred Stock (collectively, the “Existing Instruments”). Each party also entered into releases which released the other party from any liabilities in connection with the Existing Instruments.

     In connection with the Exchange and Repurchase Transaction, we entered into the following agreements with Halifax, dated as of September 24, 2002: the Restated Security Agreement, the Registration Rights Agreement, the Termination Agreement and the Waiver and Release Agreement, and our subsidiaries executed the Subsidiary Guarantee.

     The Restated Security Agreement by and among us, our subsidiaries and Halifax, amended and restated the Security Agreement dated as of July 15, 2001, so that (i) the security interest granted under the Security Agreement no longer secures our obligations under the 2000 Debenture, the 2001 Debenture and Preferred Stock, but instead secures our obligations under, among other things, the Subordinated Debenture, the Subordinated Note and our subsidiaries’ obligations under the Subsidiary Guarantee.

     Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to register under the Securities Act of 1933, as amended, the resale by Halifax of the shares to be issued to it upon the exercise of its June 15, 2001 and August 16, 2001 warrants, as well as shares issuable upon the conversion of the Subordinated Debenture (“Registrable Securities”). Under the Registration Rights Agreement, we must file a registration statement covering Registrable Securities with the SEC on or before the earliest to occur of (i) the 15th day following the date on which we become eligible to file a registration statement on Form S-3, (ii) the 30th day following our determination or acknowledgment that Halifax, or any affiliate of Halifax, is our affiliate, and (iii) April 15, 2003. We must have the Registration Statement declared effective within 90 days from filing the Registration Statement (120 days if notified by the SEC that they intend to do a full review of the Registration Statement), otherwise we are subject to penalties as described below. The Registration Rights Agreement contains penalties in case of, among other things, our failure to comply with the registration provisions and to maintain the listing of our common stock on the Nasdaq SmallCap Market or the OTC Bulletin Board. In the event the Registration Statement is not declared effective within the time period prescribed above, then we shall pay in cash to each Holder a default payment at a rate (the “Default Payment Rate”) equal to two and one half percent (2.5%) of an amount determined by multiplying (x) the number of Registrable Securities issuable or issued and then held by such Holder (such number of issuable securities to be calculated without regard to any limitation on the exercise or conversion of the Warrants or any Convertible Securities) by (y) the Market Price for the Common Stock on the date such Interfering Event first occurs (the product of (x) and (y) being referred to herein as the “Aggregate Market Value”), for each 30-day period (or portion thereof) during the period from and after the last day of either such 90-day period (or 120-day period, as provided above) until such Registration Statement or amendment thereto has been declared effective.

     Halifax may not convert the debenture and the warrant into more than 19.99% of our common stock issued and outstanding on the conversion date if our shareholders did not approve the sale of the debenture and warrant pursuant to the marketplace rules of the NASD, Inc. If this limitation would be exceeded, Halifax may request that we redeem the remaining outstanding principal amount of the debenture in excess of the 19.99% for a price equal to 120% of the outstanding principal amount of the debenture.

     Through a Registration Rights Agreement we agreed to register one and a half times the sum of the number of shares of common stock which are issuable upon conversion of the Warrants plus one times the number of shares which are issuable upon the conversion of the debentures on the date of this Prospectus. This sum was derived at through negotiation. 2,957, 405 shares of the shares being offered by Halifax may become issuable upon the conversion of the debenture, subject to the weighted average reduction of the initial warrant purchase price discussed below.

     The warrant generally provides for a weighted average reduction of the initial warrant purchase price whenever we sell common stock or other securities convertible into common stock at a price less than fair market value or the then effective warrant purchase price. In addition, concurrent with the price reduction, the warrant increases the number of shares purchasable by Halifax proportionately with the reduction in purchase price. Halifax also has a cashless exercise option. Halifax can authorize us to withhold from issuance a number of shares of common stock issuable upon the exercise of the warrant which when multiplied by the exercise price would equal the aggregate exercise price for the shares deliverable to Halifax. The Registration Rights Agreement requires us to register one and one-half times the number of shares issuable upon the exercise of the warrant.

     The Registration Rights Agreement provides that we will pay in cash a default payment for each thirty day period while we are in default equal to 2.5% of the sum of the outstanding principal amount plus the accrued interest and unpaid default payments on the debenture:

•	if the common stock underlying the debenture and warrant fail to be listed on a trading market permitted by the agreement;

•	if we fail, refuse or have an insufficient number of shares of our common stock to issue upon a conversion of the debenture; and

•	excluding general trading suspensions of all securities, if Halifax cannot sell the common stock underlying the debenture or warrant for five consecutive days or ten days in any calendar year under the registration statement registering the common stock.

     The Registration Rights Agreement also provides that, if Halifax elects, we will redeem the unconverted portion of the debenture at a price equal to 1.3 times the sum of the outstanding principal amount plus accrued but unpaid interest plus default payments on the debenture and redeem the common stock converted or exercised from the debenture or the warrant and the common stock underlying the unexercised warrant at a price equal to 1.3 times the product of the number of shares to be redeemed times the market price of our common stock at the time such common stock was received:

•	after the common stock underlying the debenture and warrant fail to be listed on a trading market permitted by the agreement for at least 6 consecutive days; and

•	after we fail, refuse or have an insufficient number of shares of our common stock to issue upon a conversion of the debenture.

     The following table provides certain information as of the date of this prospectus regarding selling shareholder’s beneficial ownership of our common stock prior to and after the sale of the shares offered under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon conversion of debentures or the exercise of warrants which are currently exercisable or which become exercisable within sixty days of the date of this prospectus are deemed to be beneficially owned by the selling shareholder.

	# of Shares Owned			Percentage of
	Prior to the	# of Shares Being	# of Shares Owned	Shares Owned After
Selling Shareholder	Offering	Offered for Sale	After the Offering	Offering

Halifax Fund II, L.P.	4,532,404 (1)		4,532,404 (1)	6.9%

(1)	Halifax and its investment advisor, The Palladin Group, L.P., share voting and dispositive power with respect to 5.8% of our shares (3,744,904 shares as of December 31, 2002) and disclaim beneficial ownership with respect to the remaining shares as a result of an ownership limitation contained in agreements entered into between us and which restrict the number of shares of our common stock into which such entities may convert the 10% convertible debenture in the amount of $2,831,558, and warrants (which are exercisable for 787,500 shares of common stock). Yarmouth Investments, Ltd. is the sole general partner of Halifax. Palladin Capital Management, LLC is the sole general partner of Palladin Group. Yarmouth and Palladin Capital are controlled by Jeffrey Devers.

PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by the selling shareholder listed in the preceding table. The common stock may be sold or distributed from time to time by the selling shareholder, or by donees or transferees of, or other successors in interests to, the selling shareholder, directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire the common stock as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at prices related to prevailing market prices. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the NASDAQ National Market;

•	purchases by brokers, dealers, or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     The selling shareholder may use broker, dealers or other agents to sell their shares. If this happens, the brokers, dealers or other agents may receive discounts, concessions or commissions from the selling shareholder, or they may receive commissions from purchasers of common stock for whom they acted as agents. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Neither us nor the selling shareholder can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling shareholder and any broker, dealer or other agent relating to the sale or distribution of the common stock. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public, including registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses, reasonable fees and disbursements of counsel for the selling shareholder related to a due diligence and registration statement review, which expenses of counsel for the selling shareholder shall not exceed $7,500. We are not responsible for the payment of selling fees, including commissions or discounts of underwriters, broker-dealers, or agents and fees and disbursements of counsel for the selling shareholder other than as described above. We also agreed to indemnify Halifax Fund, L.P. and any statutory “underwriters” and controlling persons of those “underwriters” again certain liabilities, including certain liabilities under the Securities Act. The selling shareholder has agreed to indemnify us and any statutory “underwriters” against certain liabilities under the Securities Act arising from information provided by the selling shareholder to us for inclusion in this prospectus.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

     Because the selling shareholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The shareholder selling common stock under this prospectus will be subject to applicable provisions of the Securities Exchange Act and its rules and regulations, including without limitation Rule 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholder. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

     Upon our notification by the selling shareholder, that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing:

•	the name of each selling shareholder and of the participating broker-dealer(s); • the number of shares involved; • the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon our notification by the selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     This offering will terminate on the earliest of: (1) the date on which all shares offered by this prospectus have been sold by the selling shareholder; or (2) the date the shares are eligible for resale pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

     An opinion has been rendered by Rosetto & Associates, LLC, to the effect that the shares of common stock issuable in accordance with the common stock purchase agreement will be legally issued, fully paid and non-assessable. We have a professional services contract with Rosetto & Associates, LLC, a private law firm that performs legal work for us as well as unrelated third parties. Mr. Rosetto, our Executive Vice President, General Counsel and Secretary, is the sole principal of Rosetto & Associates. Rosetto & Associates billed the Company $398,900, $523,305, and $465,000 for legal services for the years ended December 31, 2002, 2001 and 2000 respectively, and the Company billed $134,000, $160,800, and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services during the years ended December 31, 2002, 2001 and 2000 respectively. In addition, Rosetto & Associates paid out of pocket expenses for outside attorneys’, consulting fees and other expenses on behalf of the Company, of approximately $127,182, $250,000, and $200,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     Mr. Rosetto did not receive any additional compensation in connection with rendering this opinion other than his salary and benefits as an officer of U.S. Plastic Lumber which include options to purchase 250,000 shares of which 100,000 shares were granted at an exercise price of $.20 per share, 40,000 shares were granted at an exercise price of $3.50 per share, 75,000 shares were granted at an exercise price of $4.00 per share and the remaining 35,000 shares were granted at $7.281 per share.

EXPERTS

The 2002 consolidated financial statements of U.S. Plastic Lumber Corp. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements before restatements and reclassifications of U.S. Plastic Lumber Corp. as of December 31, 2001 and 2000, have been incorporated by reference herein and in the prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2001 consolidated financial statements contains an explanatory paragraph that states the Company has suffered recurring losses form operations, has an accumulated deficit and a working capital deficit as of December 31, 2001, of approximately $61.0 million and $60.5 million, respectively, and has not made its scheduled principal and interest payments on its Senior Credit Facility. The Company’s failure to make its principal and interest payments constitute an event of default that permits the lenders under the Senior Credit Facility to accelerate their maturity. The Company currently does not have the financial resources to repay its debt obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

USPL has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its report on the Company’s past financial statements incorporated by reference in this registration statement and prospectus.

3,707,405 Shares

U.S. PLASTIC LUMBER CORP.

Common Stock
______________

PROSPECTUS

The date of this Prospectus is _____________, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission Registration Fee	66.07	*
Accounting Fees and Expenses	10,000	**
Legal Fees and Expenses	10,000	**
Printing and Engraving Expenses	5,000	**

Total	$25,066.07	**

*	Actual

**	Estimated

Item 15. Indemnification of Directors and Officers.

        U.S. Plastic Lumber Corp.’s articles of incorporation limit liability of its officers and directors to the fullest extent permitted by the Nevada Business Corporation Act.

     Sections 18.7502 and 78.751 of the Nevada Business Corporation Act provides that each corporation:

     (1)  may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful; and

     (2)  may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 above, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

     Any indemnification under Sections 1 and 2, unless ordered by a court or advanced as provided by the Nevada statute and U.S. Plastic Lumber Corp.’s articles of incorporation, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b)  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c)  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

     (d)  If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

     The indemnification and advancement of expenses authorized in or ordered by a court: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to the requirements of the Nevada statute and U.S. Plastic Lumber Corp.’s articles of incorporation, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

     U.S. Plastic Lumber Corp. has obtained insurance to cover its directors and executive officers for liabilities which may be incurred in connection with the offer, sale and registration of the common stock.

     Item 16. Exhibits.

5.1	Opinion of Rosetto & Associates, LLC

23.1	Consent of BDO Seidman, LLP

23.2	Consent of KPMG LLP

23.3	Consent of Rosetto & Associates, LLC (included in Exhibit 5.1)

24.1	Power of Attorney of certain signatories (included on the Signature Page)

     Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, state of Florida on April 25, 2003.

U.S. PLASTIC LUMBER CORP.

Date:	By:	/s/ Mark S. Alsentzer Mark S. Alsentzer, Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark S. Alsentzer, his true and lawful attorney-in-fact and agents, with full power of substitution, for him and in this name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 25, 2003 in the capacities indicated.

Name	Title

/s/ Michael D.Schmidt Michael D. Schmidt	Chief Financial Officer (Principal Financial Officer)	4/25/03 Date

/s/ August C. Schultes, III August C. Schultes III	Director	4/25/03 Date

/s/ Gary J. Ziegler Gary J. Ziegler	Director	4/25/03 Date

/s/ Kenneth Leung Kenneth Leung	Director	4/25/03 Date

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Rosetto & Associates, LLC

23.1	Consent of BDO Seidman, LLP

23.2	Consent of KPMG LLP

23.3	Consent of Rosetto & Associates, LLC (included in Exhibit 5.1)

24.1	Power of Attorney of certain signatories (included on the Signature Page)